Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-224887 and 333-206158) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements and financial statement schedule II of Planet Fitness, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
March 1, 2022